EXHIBIT 3.1
Statement With Respect to Shares
of
Series E Convertible Preferred Stock
of
Environmental Tectonics Corporation
Pursuant to Section 1522(b) of the
Business Corporation Law of the Commonwealth of Pennsylvania

     In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statements with respect to shares), Environmental Tectonics Corporation, a Pennsylvania corporation (the “Corporation”), desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:
     FIRST: The name of the Corporation is Environmental Tectonics Corporation.
     SECOND: The resolution amending the Articles of Incorporation of the Corporation under 15 Pa. C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:
     WHEREAS, the Articles of Incorporation of the Corporation authorizes Preferred Stock consisting of 1,000,000 shares issuable from time to time in one or more series; and
     WHEREAS, the Board of Directors of the Corporation (or an authorized committee thereof) is authorized, subject to limitations prescribed by law and by the Articles of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the par value, designation, rights, preferences and limitations of the shares of such series; and
     WHEREAS, the Board of Directors, acting through its Audit Committee, intends to establish a new series of Preferred Stock, called Series E Convertible Preferred Stock.
     NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article 6 of the Corporation’s Articles of Incorporation, the designation, rights, preferences, powers, restrictions and limitations applicable to the Series E Preferred Stock be and hereby are set forth below:
     1. Designation. The designation of this series, which consists of 25,000 shares of Preferred Stock, $0.05 par value per share, is the Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the “Stated Value”).
     2. Certain Definitions. For purposes of this Statement With Respect to Shares, the following terms shall have the following meanings:
          “Common Stock” means the common stock of the Corporation, $0.05 par value per share.

          “Conversion Date” means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:59 p.m., Philadelphia, Pennsylvania time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.
          “Conversion Price” means, with respect to each share of Series E Preferred Stock, $2.00, provided that such Conversion Price shall be subject to adjustment as provided herein.
     3. Dividends.
          (a) Accruing Dividends. From and after the date any shares of Series E Preferred Stock are issued, the holder of any issued and outstanding shares of Series E Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, out of funds legally available therefor, cumulative dividends at a rate of ten percent (10%) per annum of the Stated Value on each share of Series E Preferred Stock (the “Accruing Dividends”) in preference to the holders of Common Stock or any other series of Preferred Stock issued by the Corporation after the date hereof and pari passu to the holders of the Series D Preferred Stock of the Corporation (the “Series D Preferred Stock”). The Accruing Dividends shall accrue on each issued and outstanding share of Series E Preferred Stock from the date such share was issued, from day to day, whether or not earned or declared, and shall compound annually and be cumulative. The Corporation shall only pay the Holder the Accruing Dividends upon a Liquidation Event (as hereinafter defined) or when otherwise declared by the Board of Directors of the Corporation.
          (b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series E Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series E Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series E Preferred Stock and not previously paid.
          (c) The Holders shall be entitled to receive, if and when declared by the Board of Directors and paid by the Corporation, any dividends paid with respect to the Common Stock (other than any dividends paid in additional shares of Common Stock). In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series E Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and (ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series E Preferred Stock were converted by the Holder on the record date.

     4. Conversion.
          (a) Conversion at the Option of the Holder. Each Holder may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series E Preferred Stock plus all accrued but unpaid Accruing Dividends into a number of fully paid and nonassessable shares of the Common Stock determined by dividing the Stated Value plus the aggregate amount of the Accruing Dividends by the Conversion Price for such shares of Series E Preferred Stock.
          (b) Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series E Preferred Stock being converted (the “Series E Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series E Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such Series E Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 10(b) hereof.
               (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Series E Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the (2nd) second business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 10(b)) (the “Delivery Period”), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock and Accruing Dividends being converted and (y) a certificate representing the number of shares of Series E Preferred Stock not being converted, if any. If the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

               (ii) No Fractional Shares. If any conversion of Series E Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock shall be rounded off to the nearest whole number of shares.
               (iii) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation’s expense, shall review the calculations and notify the Corporation and the Holder of the results. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above no later than two (2) business days from the date it receives the determination from the independent outside accountant.
     5. Rank. The Series E Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to the Series B Preferred Stock; (iii) prior to the Series C Preferred Stock; (iv) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series E Preferred Stock (collectively with the Common Stock, the Series B Preferred Stock and the Series C Preferred Stock, “Junior Securities”); (v) pari passu with the Series D Preferred Stock and any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series D Preferred Stock and Series E Preferred Stock (the “Pari Passu Securities”); and (vi) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series E Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
     6. Liquidation Preference.
          (a) If the Corporation shall commence a voluntary case under the U.S. federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of Junior Securities upon liquidation, dissolution or winding up of the Corporation unless prior thereto the Holders shall have received the Liquidation Preference (as defined below) with respect to each share of Series

E Preferred Stock then outstanding. Any acquisition of the Corporation by means of a merger or other form of corporate reorganization approved by the Board of Directors of the Corporation in which all outstanding shares of Common Stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Corporation of a transaction or series of related transactions approved by the Board of Directors of the Corporation in which more than 50% of the voting power is disposed of or the sale, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed a Liquidation Event unless the holders of a majority of the outstanding shares of Series E Preferred Stock elect to the contrary; such election to be made by giving written notice thereof to the Corporation at least three (3) days before the closing of such event. For clarification, none of the transactions described in the preceding sentence shall be deemed a Liquidation Event unless any such transaction is approved by the Board of Directors of the Corporation. In such event, the Holders will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series E Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Corporation sells, conveys or disposes of all or substantially all of its assets, the Holders will be entitled to receive, prior to the holders of the Junior Securities, if and when the Board of Directors declares a distribution of the consideration received by the Corporation in such asset sale, the Liquidation Preference with respect to the shares of Series E Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. Following payments of preferences to all holders of preferred stock of the Corporation, all remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of Common Stock, Series E Preferred Stock (on an as-if converted to Common Stock basis) and any other capital stock of the Corporation entitled to share in such distribution.
          (b) The “Liquidation Preference” with respect to a share of Series E Preferred Stock means an amount equal to the Stated Value thereof plus any accrued and unpaid dividends thereon, including the Accruing Dividends. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Statement With Respect to Shares filed in respect thereof.
     7. Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:
          (a) Stock Splits, Stock Dividends, Etc. If, at any time on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price for each share of Series E Preferred Stock shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price for each share of Series E Preferred Stock shall be proportionately increased.

          (b) Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date hereof, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Section 6(a), then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series E Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series E Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price for each share of Series E Preferred Stock so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Common Stock immediately prior to such Corporate Change).
          (c) Adjustment Due to New Issuances of Equity Securities Below the Conversion Price.
               (i) Weighted Average Anti-Dilution Formula.
                    (A) If the Corporation issues, after the date hereof (the “Effective Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series E Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 7(c)(i)) be reduced to a price determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
          For purposes of the foregoing formula, the following definitions shall apply:
          (1) “CP2” shall mean the Conversion Price for the Series E Preferred Stock in effect immediately after such issue of Additional Stock

          (2) “CP1” shall mean the Conversion Price of the Series E Preferred Stock in effect immediately prior to such issue of Additional Stock;
          (3) “A” shall mean the number of shares of Common Stock actually outstanding immediately prior to such issuance of Additional Stock (excluding shares of Common Stock issuable on conversion or exercise of preferred stock, convertible promissory notes, options, warrants and other options to purchase or rights to subscribe for such convertible or exchangeable securities);
          (4) “B” shall mean the number of additional shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
          (5) “C” shall mean the number of such Additional Stock issued in such transaction.
                    (B) No adjustment of the Conversion Price for any series of Series E Preferred Stock will be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence will be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or will be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 7(c)(i)(E)(3) and 7(c)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 7(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                    (C) In the case of the issuance of Common Stock for cash, the consideration will be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
                    (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.
                    (E) In the case of the issuance (whether before, on or after the Effective Date) of warrants, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or warrants, options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions will apply for all purposes of this Section 7(c)(i) and Section 7(c)(ii):
          (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such warrants, options to purchase or rights to subscribe for Common Stock will be deemed to have been issued at the time such warrants, options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 7(c)(i)(C) and 7(c)(i)(D)), if any, received by the Corporation upon the issuance of such warrants, options or rights plus the minimum exercise price provided in such warrants, options or rights the Common Stock covered thereby.
          (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (to the extent then convertible or exchangeable) assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 7(c)(i)(C) and 7(c)(i)(D)).
          (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, will be recomputed to reflect such change, but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
          (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, will be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
          (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 7(c)(i)(E)(1) and 7(c)(i)(E)(2) will be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 7(c)(i)(E)(3) or 7(c)(i)(E)(4).
               (ii) Definition of Additional Stock. “Additional Stock” means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 7(c)(i)(E)) by the Corporation after the date hereof other than:

                    (a) shares of Common Stock issued pursuant to a transaction described in Section 7(a) hereof;
                    (b) shares of Common Stock issued or issuable to any employee, officer, director, consultant or advisor of the Corporation for services provided to the Corporation directly or pursuant to any employee benefit plan which has been approved by the Board of Directors of the Corporation, so long as the total number of shares of Common Stock so issued or issuable (and not repurchased at cost by the Corporation in connection with the termination of employment or other provision of services to the Corporation and not subject to options that expire unexercised) does not exceed 1,366,890 shares;
                    (c) shares of Common Stock issued or issuable pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter that generates gross proceeds in excess of $30,000,000 and that is approved by the Board of Directors of the Corporation, including the Series E Director Nominee;
                    (d) shares of Common Stock issued pursuant to the conversion, exchange or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued pursuant to this Section 7(c)(ii);
                    (e) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise that is approved by the Board of Directors of the Corporation, including the Series E Director Nominee;
                    (f) shares of Common Stock issuable upon conversion of any shares of Series E Preferred Stock;
                    (g) shares of Common Stock issuable upon conversion of any shares of any sub-series of Series D Preferred Stock issued in payment of fees or interest under that certain Secured Credit Facility and Warrant Purchase Agreement dated as of April 24, 2009, by and between the Corporation and H.F. Lenfest (the “Purchase Agreement”);
                    (h) shares of Common Stock issuable upon exercise of those certain warrants to purchase common stock issued or issuable in connection with the transactions contemplated by the Purchase Agreement; or
                    (i) shares of Common Stock issued pursuant to a transaction in which the Conversion Price adjustments set forth in this Section 7(c) are waived by the holders of at least a majority of the then outstanding shares of Series E Preferred Stock.
          (d) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

     8. Voting Rights.
          (a) General. The Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. To the extent that under the Pennsylvania Business Corporation Law the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series E Preferred Stock shall constitute the approval of such action by the class.
          (b) Election of Directors. So long as any shares of Series E Preferred Stock remain outstanding, the Board of Directors will consist of five (5) members, one of which shall be the Chief Executive Officer, or similar position, of the Corporation and one of which shall be nominated by the holders of shares of Series E Preferred Stock, voting separately as a single class (the “Series E Director Nominee”), which director may be removed from office, and any vacancy caused by the resignation, death or removal of the Series E Director Nominee shall be filled by the holders of a majority of the then outstanding shares of Series E Preferred Stock.
     9. Protective Provisions. So long as any of the shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series E Preferred Stock (i) amend the rights, preferences or privileges of the Series E Preferred Stock set forth in this Statement With Respect to Shares; (ii) create any new class or series of capital stock that would constitute Senior Securities or Pari Passu Securities; (iii) redeem, or declare or pay any dividend or other distribution on account of, any shares of Common Stock or Junior Securities (other than pursuant to the terms of any stock option plan for directors, officers, employees, advisors or consultants approved by the Board of Directors); (iv) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation; (v) effect any transaction that would be deemed a Liquidation Event (as defined in Section 6(a)) or Corporate Change (as defined in Section 7(b) hereof); (vi) authorize or enter into any transaction or series or related transactions in which the holder or holders of capital stock of the Corporation immediately prior to such transaction or series of transactions will hold, immediately after such transaction or series of transactions, less than a majority of the aggregate voting power of the outstanding capital stock of the surviving entity; (vii) increase or decrease the authorized number of directors constituting the Board of Directors; (viii) decrease the number of authorized shares of Preferred Stock; (ix) redeem or offer to redeem any shares of Series E Preferred Stock; (x) authorize or effect a transaction in which the Corporation would incur any debt secured by the assets of the Corporation or amend its current secured debt facility; or (xi) enter into any transaction, other than employment or consulting agreements in the ordinary course of business on a basis consistent with past practices, with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock or any affiliate of the foregoing. Notwithstanding the foregoing, no consent or approval of the Holders will be required for, and the Board of Directors is expressly authorized to provide for, the issuance of shares of Preferred Stock if such series would constitute Junior Securities, by filing a certificate pursuant to the applicable law of the

Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.
     10. Miscellaneous.
          (a) Cancellation of Series E Preferred Stock. If any shares of Series E Preferred Stock are converted pursuant to Section 4, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series E Preferred Stock.
          (b) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series E Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Series E Preferred Stock Certificate(s), the Corporation shall execute and deliver new Series E Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Series E Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series E Preferred Stock.
          (c) Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby and any accrued and unpaid Accruing Dividends thereon shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Statement With Respect to Shares.
     THIRD: With respect to the Series E Preferred Stock, the aggregate number of shares of such class or series established and designated by (a) such resolutions, (b) all prior statements, if any, filed under 15 Pa. C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles of Incorporation is 25,000 shares.
     FOURTH: The resolution was adopted by the Audit Committee of the Board of Directors effective as of April 23, 2009.
     FIFTH: The resolution shall be effective upon the filing of this Statement With Respect to Shares in the Department of State.
* * * * * *
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Statement With Respect to Shares to be signed by a duly authorized officer this 2nd day of July, 2009.

ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation
By:	/s/ Duane D. Deaner
	Name:	Duane D. Deaner
	Title:	Chief Financial Officer

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series E Preferred Stock)
The undersigned hereby irrevocably elects to convert                       shares of Series E Preferred Stock, represented by stock certificate No(s).                       (the “Series E Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Environmental Tectonics Corporation (the “Corporation”) according to the conditions of the Statement With Respect to Shares of Series E Convertible Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Series E Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                     ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]
The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.
[In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

Date of Conversion:

Conversion Price:

Number of Shares of Common
Stock to be Issued:

[Holder]

By:
Name:
Title:

Address: